Exhibit 3.4
IRVINE SENSORS CORPORATION
CERTIFICATE OF DESIGNATIONS
OF RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS
SERIES A-1 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The undersigned, being the President and Chief Executive Officer of Irvine Sensors Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law,
     DOES HEREBY CERTIFY THAT:
     FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors, in accordance with the Delaware General Corporation Law, Section 151(g), duly adopted the following resolution establishing a series of 175,000 shares of the Corporation’s Preferred Stock, to be designated as its Series A-1 10% Cumulative Convertible Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series A-1 10% Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:
SERIES A-1 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK
     1. Designation: Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A-1 10% Cumulative Convertible Preferred Stock” (the “Series A-1 Preferred Stock”). The number of shares of Series A-1 Preferred Stock shall be 175,000. Each share of Series A-1 Preferred Stock shall have a stated value equal to $30.00,as adjusted for any stock dividends, combinations or splits with respect to such shares (the “Stated Value”), and $0.01 par value. The Corporation will not issue more than 175,000 shares of Series A-1 Preferred Stock (“Original Issue”) and such additional shares of Series A-1 Preferred Stock as may be issued in connection with the Original Issue.
     2. Dividends.
          (a) The holders of outstanding shares of Series A-1 Preferred Stock shall be entitled to receive preferential dividends at the rate of 10% per share per annum on the Stated Value per share of Series A-1 Preferred Stock out of any funds of the Corporation legally available for such purpose, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”). Such dividends shall compound monthly and be fully cumulative, and shall accumulate from the date of original issuance of the Series A-1 Preferred Stock, and shall be payable annually in arrears in cash, with the first dividend payment date to be December 30, 2009 and on December 30 of each calendar year thereafter (provided that is such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday). Any dividend payment date may be extended pursuant to the agreement of the holders of 80% of the then outstanding Series A-1 Preferred Stock. Upon the occurrence of an Event of Default (as defined in Paragraph 7 below) and while such Event of Default is outstanding, such dividend rate shall be increased to 20% per annum on the Stated Value per share. Dividends must be delivered to the holders not later than five business days after each specified dividend payment date. At the holder’s option, such dividend payments may be made in additional shares of Series A-1 Preferred Stock valued at the Stated Value thereof. The issuance of such shares of Series A-1 Preferred Stock shall constitute full payment of such dividends.
          (b) The dividends on the Series A-1 Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A-1 Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A-1 Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series A-1 Preferred Stock or any shares of any other class of stock ranking on a parity with the Series A-1 Preferred Stock (“Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.
     3. Liquidation and Optional Redemption Rights.
          (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series A-1 Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A-1 Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to holders of the Series A-1 Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock may receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A-1 Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A-1 Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A-1 Preferred Stock, to the exclusion of the holders of shares of Junior Stock.

          (b) The purchase or the redemption by the Corporation of shares of any class of stock (other than the Series A-1 Preferred Stock), the merger or consolidation of the Corporation with or into any other corporation, corporations or other entity or the sale or transfer by the Corporation of all or substantially all of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 3 except in the event that in such transaction, the holders of Series A-1 Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A-1 Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter. This provision may be waived in writing by holders of 80% of the then outstanding Series A-1 Preferred Stock.
          (c) The Series A-1 Preferred Stock shall not be redeemable at the election of the holders of the Series A-1 Preferred Stock. Provided an Event of Default has not occurred and is not then continuing, the Corporation will have the option of redeeming the Obligation Amount (defined below) (“Optional Redemption”), in whole or in part, by paying to the holder a sum of money in cash equal to the Obligation Amount to be redeemed (the “Redemption Amount”). The Corporation’s election to exercise its right to redeem must be by notice in writing (“Notice of Redemption”) and made proportionately to all holders of Series A-1 Preferred Stock. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not less than thirty (30) business days after receipt of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Obligation Amount for which the holder has a pending election to convert pursuant to Section 4 hereof, or for conversions initiated or made by the holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the holder has exercised its rights pursuant to Section 4, shall be paid in cash to the holder. In the event the Corporation fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be enforceable or null and void at the holder’s option, (ii) the Corporation will have no further right to deliver a Notice of Redemption, and (iii) the Corporation’s failure may be deemed by the holder to be an Event of Default, that may only be waived by the holders of at least 80% of the then outstanding Series A-1 Preferred Stock.
     4. Conversion into Common Stock. holders of shares of Series A-1 Preferred Stock shall have the following conversion rights and obligations:
          (a) Each holder of shares of Series A-1 Preferred Stock shall have the right at any time commencing after the issuance to the holder of Series A-1 Preferred Stock, to convert such shares, and at the election of the holder, all accrued and unpaid dividends on such shares (collectively, the “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the then effective Conversion Price provided in Section 4(b) below (the “Conversion Price”).
          (b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Stated Value per share being converted, and (B) at the holder’s election, accrued and unpaid dividends on such share, divided by (ii) the

Conversion Price. The Conversion Price shall initially be $0.30, and shall be subject to adjustment as described herein.
          (c) Holder will give notice of its decision to exercise its right to convert the Series A-1 Preferred Stock or part thereof by faxing an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Certificate of Designation) to the Corporation via confirmed facsimile transmission or otherwise pursuant to Section 10(a) of the Subscription Agreement entered into in connection with the initial issuance of the Series A-1 Preferred Stock (the “Subscription Agreement”). The holder will not be required to surrender the Series A-1 Preferred Stock certificate until the Series A-1 Preferred Stock has been fully converted. Each date on which a Notice of Conversion is faxed to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or will cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series A-1 Preferred Stock to the holder via express courier for receipt by such holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been duly made by the holder. A Series A-1 Preferred Stock certificate representing the balance of the Series A-1 Preferred Stock not so converted will be provided by the Corporation to the holder if requested by holder, provided that the holder has delivered the original Series A-1 Preferred Stock certificate to the Corporation. To the extent that a holder elects not to surrender Series A-1 Preferred Stock for reissuance upon partial payment or conversion, the holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim resulting from the failure to so deliver such certificateholder.
     In the case of the exercise of the conversion rights set forth in Section 4(a), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A-1 Preferred Stock so converted.
     Upon the conversion of any shares of Series A-1 Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.
     The Corporation shall not be required, in connection with any conversion of Series A-1 Preferred Stock, and payment of dividends on Series A-1 Preferred Stock to issue a fraction of a share of its Series A-1 Preferred Stock or Common Stock and shall instead deliver a stock certificate rounded down to the nearest whole number. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of Common Stock on the last trading day before the conversion date and (b) such fraction of a share. The “Closing Price” for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the last reported sale price on the day immediately prior thereto, or, on the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.
     The Corporation and holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the holder having a beneficial ownership of Common Stock which would be in excess of either (A) the authorized shares of the Corporation’s Common Stock then available for issuance; or (B) the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13( d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Corporation. The holder may allocate which of the equity of the Corporation deemed beneficially owned by the holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Company to increase such percentage to up to 9.99%.
          (d) The Conversion Price determined pursuant to Section 4(b) shall be subject to adjustment from time to time as follows:
               (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A-1 Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the holders of Series A-1 Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A-1 Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this Section 4(d)(i) shall become effective immediately after the effective date of the event. Notwithstanding anything in this Section 4 to the contrary, no change in the Conversion Price shall be made until the cumulative effect of the adjustments called for by this Section 4 since the date of the last change in the Conversion Price would change the Conversion Price by at least $.01. However, once the cumulative effect would result in such a change, then the Conversion Price shall be changed to reflect all adjustments called for by this Section 4 and not previously made.
               (ii) Other than in connection with the Excepted Issuances (as defined in the Subscription Agreement), if at any time Series A-1 Preferred Stock is outstanding, the Corporation shall agree to issue or issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the consent of holders of at least 80% of the then outstanding Series A-1 Preferred Stock, then the Conversion Price shall automatically be reduced to such other lower price. For purposes of the issuance and adjustment described in this section, except for Excepted Issuances, the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the adjustments described above upon the sooner of the agreement to issue or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. Unless the Approval (as defined in the Subscription Agreement) has been obtained, the Conversion Price may not be reduced below $0.26 per share of Common Stock, subject to equitable adjustment for stock splits and the like, if such reduction would violate the Nasdaq marketplace rules.
          (e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A-1 Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that holders of Series A-1 Preferred Stock shall thereafter have the right to convert each share of Series A-1 Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of Common Stock into which such shares of Series A-1 Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-Section (d) of this Section 4. The foregoing provisions of this Section 4(e) shall similarly apply to successive mergers.
               (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A-1 Preferred Stock shall thereafter have the right to convert each share of the Series A-1 Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

          (f) Whenever the number of shares to be issued upon conversion of the Series A-1 Preferred Stock is required to be adjusted as provided in this Section 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A-1 Preferred Stock and the Common Stock; and the Corporation shall mail to each holder of record of Series A-1 Preferred Stock notice of such adjusted conversion price not later than the fifth business day after the event, giving rise to the adjustment.
          (g) In case at any time the Corporation shall propose:
               (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or
               (ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or
               (iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or
               (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;
then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice (which date may be shortened by the approval of the holders of at least 80% of the then outstanding Series A-1 Preferred Stock) of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series A-1 Preferred Stock and for the Common Stock and to the holders of record of the Series A-1 Preferred Stock.
          (h) So long as any shares of Series A-1 Preferred Stock or any Obligation Amount shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this Section 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares of Common Stock that would be necessary to allow the conversion of all of the then outstanding shares of Series A-1 Preferred Stock and Obligation Amount into Common Stock.
          (i) The term “Common Stock” as used in this Certificate of Designation shall mean the $0.01 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of Series A-1 Preferred Stock shall at any time become convertible pursuant to the provisions of this Section 4.

          (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A-1 Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A-1 Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.
          (k) In the event a holder shall elect to convert any shares of Series A-1 Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A-1 Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.
          (l) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) within five (5) business days after written notice from the holder, the amount by which (A) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A-1 Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series A-1 Preferred Stock, the Corporation shall be required to pay the holder $1,000, plus interest. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Buy-In.
          (m) The Corporation understands that a delay in the delivery of Common Stock upon conversion of Preferred Stock in the form required pursuant to this Certificate and the Subscription Agreement after the Delivery Date could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the holder for such late issuance of Common Stock upon Conversion of the Series A-1 Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common Stock which is not timely delivered; provided however, that the maximum aggregate amount of liquidated damages payable for all such delays shall not exceed 15% of the aggregate Stated Value for the Series A-1 Preferred Stock issued to such holder. The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.
          (n) Each share of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then applicable Conversion Price, upon the receipt by the Corporation of a written consent or vote of the holders of at least 80% of then outstanding shares of the Series A-1 Preferred Stock, that all of the Series A-1 Preferred Stock be so converted. and such shares may not be reissued by the Corporation. The time of such conversion shall be specified in such vote or written consent and is referred to herein as the “Mandatory Conversion Time”). In the event of a Mandatory Conversion, all holders of record of shares of Series A-1 Preferred Stock shall be sent written notice of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Section 4(k), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4(k). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted. Such converted Series A-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.
     5. Voting Rights. The holders of shares of Series A-1 Preferred Stock shall not have voting rights except as described in Section 6 hereof.
     6. Restrictions and Limitations. Without the approval by the holders of at least 80% of the then outstanding Series A-1 Preferred Stock, the Corporation shall not take any of the following actions:

          (a) Amendments to Charter. The Corporation shall not amend its certificate of incorporation if such amendment would:
               (i) change the relative seniority rights of the holders of Series A-1 Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A-1 Preferred Stock;
               (ii) reduce the amount payable to the holders of Series A-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A-1 Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A-1 Preferred Stock;
               (iii) cancel or modify the conversion rights of the holders of Series A-1 Preferred Stock provided for in Section 4 herein;
               (iv) cancel or modify the rights of the holders of the Series A-1 Preferred Stock provided for in this Section 6; or
               (v) amend this Certificate of Designations in a manner which would impair the rights of the holders of the Series A-1 Preferred Stock.
          (b) Additional Issuances. The Corporation may not:
               (i) issue any additional shares of Series A-1 Preferred Stock (other than for accrued dividends on the Series A-1 Preferred Stock); or
               (ii) issue any securities (other than Exempted Securities as defined in the Subscription Agreement) at a price per share that would trigger a ratchet adjustment to the Conversion Price where either (A) the Corporation has insufficient authorized capital to permit the conversion in full of such Series A-1 Preferred Stock after giving effect to such full ratchet adjustment, or (B) if such full ratchet adjustment requires stockholder approval, which approval has not been obtained.
     7. Event of Default.
          (a) Unless waived in writing by holders of 80% of the then outstanding Series A-1 Preferred Stock, the occurrence of any of the following events of default (“Event of Default”) shall, after the applicable period to cure the Event of Default, cause the dividend rate of 10% described in Section 2 hereof to become 20% from and during the occurrence of such event:
               (i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to the holder from the Corporation and such failure continues for a period of seven (7) days after written notice to the Corporation from the holder.

               (ii) The Corporation breaches any material covenant, term or condition of the Subscription Agreement or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Corporation from the holder.
               (iii) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.
               (iv) The Corporation or any of its subsidiaries shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.
               (v) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation, a subsidiary of the Corporation, or their property or other assets for more than $1,000,000, and is not vacated, satisfied, bonded or stayed within 45 days.
               (vi) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Corporation or if instituted against the Corporation or any of its subsidiaries, is not dismissed within 45 days.
               (vii) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the Financial Industry Regulatory Authority preventing purchase and sale transactions in the Corporation’s Common Stock for a period of five or more consecutive trading days.
               (viii) The Corporation’s failure to timely deliver to a holder Common Stock or a replacement Series A-1 Preferred Stock certificate (if required) within fifteen (15) business days of the required delivery date.
               (ix) Delisting of the Common Stock from the NASDAQ Capital Market.
               (x) Delisting from a principal market or exchange (other than the Nasdaq Capital Market) on which the Common Stock is quoted or listed for trading, if within ten (10) days after such delisting the Common Stock is not quoted or listed on the automated quotation system of a national securities association or listed on a national securities exchange.
               (xi) The Corporation fails to reserve the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof.
               (xii) A default after the date of this Certificate by the Corporation of a material term, covenant, warranty or undertaking in, or the occurrence after the date of this Certificate of a material event of default under any, loan, security, subscription or other agreement between the Corporation and a holder of the Series A-1 Preferred Stock, in each case, which is not waived or cured after any required notice and/or cure period, or if no such period is provided, within 15 days after the sooner of written notice from the holder or the Corporation’s discovery of such default, which default has not been waived.
               (xiii) The failure of the Corporation to obtain stockholder approval, on or before July 31, 2008, or such later date as may be approved by the holders of 80% of the then outstanding Series A-1 Preferred Stock, to increase its authorized Common Stock to a number of shares sufficient for the reservation of the amount of Common Stock required to be reserved pursuant to Section 4(h) hereof ;
     8. Status of Converted or Redeemed Stock. In case any shares of Series A-1 Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A-1 Preferred Stock.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate be duly executed by its undersigned officer thereunto duly authorized, this 14 day of April, 2008.

IRVINE SENSORS CORPORATION
By:	/s/ JOHN C. CARSON
John Carson,
President and Chief Executive Officer

EXHIBIT A
NOTICE OF CONVERSION
(To Be Executed By the Registered holder in Order to Convert the Series A-1 10% Cumulative Convertible Preferred Stock
of Irvine Sensors Corporation.)
     The undersigned hereby irrevocably elects to convert $                     of the Stated Value of the above Series A-1 10% Cumulative Convertible Preferred Stock into shares of Common Stock of Irvine Sensors Corporation (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:
☐	A Series A-1 Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐	A Series A-1 Convertible Preferred Stock certificate is not being delivered to Irvine Sensors Corporation

Name of Stockholder:

By:

Print Name and Title of Signatory:

Address of Stockholder:

Deliveries Pursuant to this Notice of Conversion Should Be Made to: